EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vitesse Semiconductor Corporation

Camarillo, California

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated December 11, 2009, relating to the consolidated financial statements and financial statement schedule and the effectiveness of Vitesse Semiconductor Corporation’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2009.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Los Angeles, California

June 17, 2010